American Safety Insurance Holdings, Ltd.
Reports Net Earnings of $6.2 Million

Book Value Per Share Increased to $28.32

HAMILTON, Bermuda, July 28, 2010 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $6.2 million for the three months ended June 30, 2010, or $0.58 per diluted share, as compared to $6.9 million, or $0.66 per diluted share, for the same period of 2009.

Financial highlights for the quarter included:

•	Gross premiums written increased 28% to $72.6 million
•	Total revenues increased 12% to $56.8 million
•	Net operating cash flow was $24.7 million
•	The combined ratio was 99.4%
•	Annualized return on average equity was 9.0%, excluding realized and unrealized gains (losses) on investments
•	Book value increased to $29.38 per outstanding share and $28.32 per diluted share

Second Quarter Results

Gross premiums written for the quarter increased 28% to $72.6 million, reflecting growth across all three underwriting divisions.  The increase was due primarily to growth from the addition of a property underwriting team in the first quarter of 2010, the Victore surety acquisition in 2009 and a dealer open lot property program added in late 2009.

Total revenues for the quarter increased 12% to $56.8 million from $50.8 million in the 2009 quarter primarily due to approximately $5.6 million of increased premiums earned.  Operating earnings for the quarter declined to $5.7 million from $6.9 million for the same period in 2009 primarily due to storm-related property losses of $1.3 million.  Operating earnings is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains/(losses), net of applicable taxes.

The combined ratio was 99.4%, composed of a loss ratio of 61.9% and an expense ratio of 37.4%.  The increase in the loss ratio to 61.9% from 58.1% was primarily due to storm-related property losses.  The reduction in the expense ratio to 37.4% for the quarter compared to 38.8% in the 2009 quarter is due to increased fronting fees offset in part by increased underwriting expenses related to additional personnel hired to support growth initiatives.

Year to Date Results

Net earnings for the six months ended June 30, 2010 were $12.7 million, or $1.19 per diluted share, compared to $12.5 million, or $1.19 per diluted share for the same period in 2009.  Gross premiums written year to date increased 23% to $131.9 million, which also resulted in increased earned premiums of $3.9 million year to date.  Net realized gains on investments for the current six month period were approximately $1.5 million pre-tax compared to net realized gains on investments of $0.2 million during 2009.

The combined ratio was 100.8%, composed of a loss ratio of 60.6% and an expense ratio of 40.2%.  The increase in the loss ratio to 60.6% from 59.4% for the 2009 period is primarily due to storm-related property losses.  The increase in the expense ratio to 40.2% for the six months ended compared to 39.7% in the 2009 six months is due primarily to increased underwriting expenses related to additional personnel hired to support growth initiatives.

Invested assets increased 4.0% to $778.6 million at June 30, 2010 from $750.4 million at December 31, 2009.  The pretax book yield realized during the six months on the investment portfolio was 4.1% compared to 4.4% for the same period in 2009.

Book value at June 30, 2010 increased to $29.38 per outstanding share and to $28.32 per diluted share due to net earnings and net unrealized gains in the investment portfolio.

As a part of the stock repurchase plan authorized by the Board of Directors on March 2, 2010, the Company repurchased a total of 155,700 shares of common stock at a cost of approximately $2.6 million during the quarter ended June 30, 2010.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “I am pleased with the results we achieved during the second quarter with solid growth in book value per share and revenue, as well as strong cash flow from operations.  We continued to execute our growth strategy while maintaining our commitment to disciplined underwriting to preserve the integrity of our balance sheet."

Conference Call

A conference call to discuss 2nd quarter 2010 results is scheduled for Thursday, July 29, 2010 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.  A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:
American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.
Investor Relations
Stephen R. Crim
scrim@amsafety.bm
(441) 542-7933

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)  (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$60,976	$50,400	$116,718	$101,179
Assumed premiums earned	9,270	9,056	18,290	20,096
Ceded premiums earned	(23,006)	(17,867)	(44,800)	(35,006)
Net premiums earned	47,240	41,589	90,208	86,269

Net investment income	7,929	7,729	15,834	15,519
Net realized gains	509	281	1,520	237
Fee income	1,155	1,185	2,248	2,118
Other income	10	65	30	84
Total revenues	56,843	50,849	109,840	104,227

Expenses:
Losses and loss adjustment expenses	29,251	24,175	54,652	51,248
Acquisition expenses	8,995	8,873	18,825	19,077
Other underwriting expenses	9,849	8,470	19,676	17,316
Interest expense	685	810	1,444	1,551
Corporate and other expenses	751	743	1,466	1,425
Total expenses	49,531	43,071	96,063	90,617

Earnings before income taxes	7,312	7,778	13,777	13,610
Income taxes	950	766	851	974
Net Earnings	$6,362	$7,012	$12,926	$12,636
Less: Net earnings attributable to the noncontrolling interest	199	93	256	172

Net earnings attributable to ASIH, Ltd.	$6,163	$6,919	$12,670	$12,464

Net earnings per share:
Basic	$0.60	$0.67	$1.23	$1.21
Diluted	$0.58	$0.66	$1.19	$1.19

Weighted average number of shares outstanding:
Basic	10,246,100	10,302,511	10,288,718	10,294,390
Diluted	10,589,708	10,523,511	10,616,956	10,515,391

Loss Ratio	61.9%	58.1%	60.6%	59.4%
Expense Ratio	37.5%	38.9%	40.2%	39.7%
GAAP combined ratio	99.4%	97.0%	100.8%	99.1%

Operating Earnings:
Net earnings attributable to ASIH, Ltd.	$6,163	$6,919	$12,670	$12,464
Less: Realized investment gains (losses), net of taxes	431	(25)	1,173	(79)
Operating earnings	$5,731	$6,944	$11,497	$12,543

	At
BALANCE SHEET DATA:	6/30/2010	12/31/2009
	(unaudited)
Total investments	$778,615	$750,425
Total assets	1,194,884	1,147,660
Unpaid losses and loss adjustment expenses	647,932	616,444
Total liabilities	890,615	872,148
Total shareholders’ equity	304,269	275,512

Book value per share-diluted	$28.32	$25.47

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$36,477	$23,886	$12,215	$-	$72,578
Net Premiums Written	29,475	17,346	10,945	-	57,766
Net Premiums Earned	24,242	12,900	10,098	-	47,240

Underwriting Profit (Loss)	(1,396)	735	149	(6)	(518)

Segment Fee Income	203	873	55	24	1,155
Other Fee Income				30	30
Investment Income	5,385	1,139	1,178	227	7,929
Pre-tax Operating Income	4,192	2,747	1,382	275	8,596

Realized Gains					509
Interest and Holding Company Expenses					1,793
Earnings Before Taxes					7,312
Income Taxes					950
Earnings After Taxes					6,362
Earnings from Non-Controlling Interest					199
Net Earnings Attributable to ASIH, Ltd.					$6,163

Loss Ratio	56.6%	65.7%	69.8%	NM	61.9%
Expense Ratio	48.3%	21.8%	28.1%	NM	37.5%
Combined Ratio	104.9%	87.5%	97.9%	NM	99.4%

	Three Months Ended June 30, 2009
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$29,670	$17,228	$9,830	-	$56,728
Net Premiums Written	22,903	10,154	9,848	-	42,905
Net Premiums Earned	23,368	9,836	8,385	-	41,589

Underwriting Profit (Loss)	(694)	1,632	34	-	972

Segment Fee Income	231	885	69	-	1,185
Other Fee Income				84	84
Investment Income	5,520	1,009	959	241	7,729
Pre-tax Operating Income	5,057	3,526	1,062	325	9,970

Realized Gains					281
Interest and Holding Company Expenses					2,473
Earnings Before Taxes					7,778
Income Taxes					766
Earnings After Taxes					7,012
Earnings from Non-Controlling Interest					93
Net Earnings Attributable to ASIH, Ltd.					$6,919

Loss Ratio	58.3%	51.6%	65.4%	NM	58.1%
Expense Ratio	43.7%	22.8%	33.4%	NM	38.9%
Combined Ratio	102.0%	74.4%	98.8%	NM	97.0%

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$66,106	$42,119	$23,670	$-	$131,895
Net Premiums Written	53,828	31,438	21,281	-	106,457
Net Premiums Earned	46,394	24,064	19,750	-	90,208

Underwriting Profit (Loss)	(3,917)	746	905	(7)	(2,273)

Segment Fee Income	349	1,704	171	24	2,248
Other Fee Income				30	30
Investment Income	10,834	2,268	2,266	466	15,834
Pre-tax Operating Income	7,266	4,718	3,342	513	15,839

Realized Gains					1,520
Interest and Holding Company Expenses					3,582
Earnings Before Taxes					13,777
Income Taxes					851
Earnings After Taxes					12,926
Earnings from Non-Controlling Interest					256
Net Earnings Attributable to ASIH, Ltd.					$12,670

Loss Ratio	57.9%	61.9%	65.2%	NM	60.6%
Expense Ratio	49.7%	27.9%	29.4%	NM	40.2%
Combined Ratio	107.7%	89.8%	94.6%	NM	100.8%

	Six Months Ended June 30, 2009
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$58,509	$30,884	$18,228	$-	$107,621
Net Premiums Written	44,260	19,644	18,732	-	82,636
Net Premiums Earned	46,433	20,496	19,340	-	86,269

Underwriting Profit (Loss)	(1,993)	2,494	(359)	-	142

Segment Fee Income	408	1,481	229		2,118
Other Fee Income				84	84
Investment Income	11,153	2,016	1,845	505	15,519
Pre-tax Operating Income	9,568	5,991	1,715	589	17,863

Realized Gains					237
Interest and Holding Company Expenses					4,490
Earnings Before Taxes					13,610
Income Taxes					974
Earnings After Taxes					12,636
Earnings from Non-Controlling Interest					172
Net Earnings Attributable to ASIH, Ltd.					$12,464

Loss Ratio	58.6%	52.3%	68.8%	NM	59.4%
Expense Ratio	44.8%	28.3%	31.9%	NM	39.7%
Combined Ratio	103.4%	80.6%	100.7%	NM	99.1%